EXHIBIT 2.7

SECURITIES PURCHASE AGREEMENT

by and between

Sports Asylum, Inc.,
a Nevada corporation,

and its Shareholders

Sabas Carrillo
an individual

and

James Pakulis
an individual

on the one hand

and

SearchCore, Inc.,
a Nevada corporation

on the other hand

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (“Agreement”) is dated as of December 31, 2012, by and among Sports Asylum, Inc., a Nevada corporation (“SA”), and its shareholders, Sabas Carrillo, an individual (“Carrillo”) and James Pakulis, an individual (“Pakulis” and, together with Carrillo, the “Shareholders”), on the one hand, and SearchCore, Inc., a Nevada corporation (“SearchCore”), on the other hand.  Each of SA, the Shareholders, and SeachCore shall be referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Shareholders own one hundred percent (100%) of the issued and outstanding shares of common stock of SA (the “Shares”), as set forth in Exhibit A attached hereto;

WHEREAS, the Shareholders desire to sell and SearchCore desires to purchase, the Shares in accordance with the terms set forth herein;

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1           Sale of the Shares.  At the Closing, subject to the terms and conditions set forth herein, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to SearchCore, and SearchCore shall purchase from the Shareholders, the Shares.

1.2           Purchase Price.  As consideration for the purchase of the Shares, SearchCore shall deliver, or cause to be delivered, to SA and the Shareholders the following (the “Purchase Price”):

1.2.1           to SA, an agreement sufficient to cancel that certain Secured Promissory Note entered into on or about August 22, 2012 in the amount of Two Hundred Eighty Five Thousand Dollars ($285,000) (the “Cancellation Agreement”), a copy of which is attached hereto as Exhibit B;

1.2.2           to Pakulis, a Promissory Note in the original principal amount of One Hundred Sixty One Thousand Two Hundred Fifty Dollars ($161,250) (the “Pakulis Note”), a copy of which is attached hereto as Exhibit C; and

1.2.3           to Carrillo, a Promissory Note in the original principal amount of Fifty Three Thousand Seven Hundred Fifty Dollars ($53,750) (the “Carrillo Note” and, together with the Pakulis Note, the “Notes”), a copy of which is attached as Exhibit D.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SA AND THE SHAREHOLDERS

2.1           Representations and Warranties of SA and the Shareholders.  To induce SearchCore to enter into this Agreement and to consummate the transactions contemplated hereby, SA and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows (in each instance where a statement is made as to a Party’s “Knowledge”, Knowledge shall mean the actual knowledge of the Party):

2.1.1           Authority of SA and the Shareholders.  SA and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of SA and the Shareholders.

2.1.2           Corporate Existence of SA.  SA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  SA has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it ahs been and is being conducted.

2.1.3           Execution of Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which SA or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of SA or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on SA or the Shareholders or any of their respective actions.

2.1.4           Taxes.

(a) Except as set forth in Schedule 2.1.4, all taxes, assessments, fees, penalties, interest and other governmental charges with respect to SA which have become due and payable on the date hereof have been paid in full or adequately reserved against by SA, as applicable (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes);

(b) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against SA, nor are there any actions, suits, proceedings, investigations or claims now pending against SA in respect of any tax or assessment, nor are there any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and to the knowledge of SA there is no basis for the assertion of any additional taxes or assessments against SA;

(c) SA has filed all 2011 federal and state tax returns with the appropriate taxing agency.  Copies of the 2011 federal and state returns have been provided to SearchCore;

(d) SA and SearchCore agree that SA will pay for the preparation of all year 2012 tax returns by an accountant of their choosing, will file said returns within the allowable extension period, and will pay all state and federal income taxes attributable to SA for the calendar year ended December 31, 2012, and taxes that accrue from revenues generated by SA through the date hereof;

(e) No audit or other proceeding by any governmental authority is pending or, to the Knowledge of SA and the Shareholders, threatened with respect to any taxes due from or with respect to SA, no governmental authority has given written or other notice of any intention to assert any deficiency or claim for additional taxes against SA, and no claim in writing or otherwise has been made by any governmental authority in a jurisdiction where SA files tax returns that SA is or may be subject to taxation by that jurisdiction, and all deficiencies for taxes asserted or assessed in writing against SA  have been fully and timely paid, settled or properly reflected in the financial statements;

(f) There are no liens for taxes upon the assets or properties of SA, except for statutory liens for current taxes not yet due;

(g) SA is not a party to any agreement relating to the sharing, allocation or indemnification of taxes, or any similar agreement, contract or arrangement, or has any liability for taxes of any person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign tax law, as a transferee or successor, by contract, or otherwise;

(h) No power of attorney has been granted by SA with respect to any matter relating to taxes of SA, which power of attorney is currently in force; and

(i) SA has not entered into a transaction that is being accounted for under the installment method of section 453 of the Internal Revenue Code or similar provision of state, local or foreign tax law.

2.1.5           Disputes and Litigation.  Except as set forth in Schedule 2.1.5, (a) there is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting SA, or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the Knowledge of SA and the Shareholders there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to the Knowledge of SA and the Shareholders, there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect SA, or any of their properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting SA, or any of their properties, assets or business.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of SA, or any such person’s heirs, executors or administrators as against SA.

2.1.6           Compliance with Laws.  Except as set forth in Schedule 2.1.6, to the Knowledge of SA and the Shareholders, SA has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  SA has filed all returns, reports and other documents and furnished all information known by SA to be required or that has been requested by any federal, state, local or foreign governmental agency (excluding tax returns, which are covered by Section 2.1.4) and all such returns, reports, documents and information are, to the Knowledge of SA and the Shareholders, true and complete in all material respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies known by SA to be required of SA for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and, to the Knowledge of SA and the Shareholders, sufficient for all activities presently carried on by SA.

2.1.7           Guaranties.  Other than as set forth in Schedule 2.1.7, SA has not guaranteed any dividend, obligation or indebtedness of any person; nor has any person guaranteed any dividend, obligation or indebtedness of SA.

2.1.8           Books and Records.  SA keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities.  The minute books of SA contain records of its shareholder’s and directors’ meetings and of action taken by such shareholders and directors.  The meetings of shareholders and directors referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted.  The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.  Attached hereto as Schedule 2.1.8 are SA’s unaudited financial statements for the year ended December 31, 2011 and nine months ended September 30, 2012.

2.1.9           Insurance.  Schedule 2.1.9 contains a list of all insurance policies presently in force covering or relating to SA.

2.1.10         Assets.  All of the material assets of SA, including cash in bank accounts and certain non-cash assets are listed on Schedule 2.1.10.  Except as listed on Schedule 2.1.10, to the best Knowledge of SA and the Shareholders, SA has good and marketable title to all of the assets, properties and rights (including all intellectual property rights) which it owns or holds or purports to own or to hold in connection with the operation of its business, and, to the extent any of the assets, properties or rights of or used by SA are licensed or leased by SA, such assets, properties and rights, together with a description of each such license or lease, are identified as such in Schedule 2.1.10.  None of the stockholders, nor any affiliate, or member of the respective families, of any of the or stockholders of SA or the Shareholders has or claims any right, title or interest in or to any of the intellectual property rights or other assets, properties or rights of SA.  Except as listed on Schedule 2.1.10, or in the financial statements of SA, SA holds all of the assets free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, licenses, sublicenses and encumbrances of any kind, nature or description.

2.1.11         Accounts Receivable.  All of the accounts receivable of SA are listed on Schedule 2.1.11.  SA and the Shareholders make no representations or warranties with respect to the collectability of the accounts receivable of SA.

2.1.12         Material Contracts.  Attached as Schedule 2.1.12 is a list of all material contracts of SA as of the Closing Date.

2.1.13         Domain Names.  As of the Closing, SA owns and has all right, title and interest in and to the identified domain names listed on Schedule 2.1.13, including any trademark rights and goodwill associated with the domain name itself and all internet traffic to the domain name and all website content.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SEARCHCORE

3.1           Representations and Warranties of SearchCore.  To induce SA and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, SearchCore represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1           Authority of SearchCore.  As of the Closing Date, SearchCore has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto constitutes the legal, valid and binding obligation of SearchCore.

3.1.2           Execution of Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which SearchCore  is a party or by which he or any of his properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of SearchCore ; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on SearchCore  or any of his actions.

3.1.3           “As Is” “Where Is”.  SearchCore  has received all of the information and documentation it requires about and in connection with SA and the Shares and, except as expressly provided herein, is acquiring the Shares in an “as is”, “where is” condition.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1           Closing.  The Closing (the “Closing”) shall take place at the offices of The Lebrecht Group, APLC, counsel to SearchCore, on December 31, 2012, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

4.2           Deliveries by SearchCore.  At the Closing, SearchCore shall deliver the following:

4.2.1           SearchCore shall deliver to the Shareholders:

(a)           written confirmation of the approval of the herein described transactions by the Board of Directors of SearchCore;

(b)           the Notes; and

(c)           an Officers Certificate.

4.2.2           SearchCore shall deliver to SA:

(a)           the Cancellation Agreement.

4.3           Delivery by SA:  At the Closing, SA shall deliver the following:

4.3.1           SA shall deliver to SearchCore :

(a)   written confirmation of the approval of the herein described transactions by the Board of Directors and Shareholders of SA;

(b)   an Officers Certificate; and

(c)   stock certificates representing the Shares, subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, executed and accompanied by a stock power for valid transfer to SearchCore.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1           Conditions Precedent.  This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1           The obligation of SearchCore to pay the Purchase Price shall be subject to the fulfillment (or waiver by SearchCore), at or prior to the Closing, of the following conditions, which SA and the Shareholders agree to use their best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; SA and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)           Proceedings and Documentation.  All corporate and other proceedings of SA in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to SearchCore and SearchCore’s counsel, and SearchCore and SearchCore’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which SearchCore is entitled and as may be reasonably requested.

5.1.2           The obligation of SA and the Shareholders to deliver the Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by SA and the Shareholders), at or prior to the Closing, of the following conditions, which SearchCore agrees to use his best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; SearchCore shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)           Proceedings and Documentation.  All proceedings of SearchCore in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to SA and Shareholders’ and counsel, and SA and Shareholders’ counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which SA and Shareholders are entitled and as may be reasonably requested.

5.2           Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3           Waiver and Amendment.  Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof.  The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
INDEMNIFICATION

6.1           Indemnification.

6.1.1           Indemnity of SA and the Shareholders.  SearchCore  agrees to indemnify, defend and hold SA and the Shareholders, and each of their officers, directors, employees, agents, attorneys and consultants, harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by SearchCore of any representation, warranty, covenant or agreement of SearchCore  contained in this Agreement or the schedules and exhibits hereto.  For purposes of Section 6.1, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.

6.1.2           Indemnity of SearchCore.  SA and the Shareholders agree to indemnify, defend and hold SearchCore, and each of its officers, directors, employees, agents, attorneys and consultants, harmless from and against any and all Losses arising out of or resulting from the breach by SA or the Shareholders of any representation, warranty, covenant or agreement of SA or the Shareholders contained in this Agreement or the schedules and exhibits hereto.

ARTICLE 7
MISCELLANEOUS

7.1           Expenses.  Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2           Notices.  Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by email or overnight courier to the following addresses:

To SearchCore :	SearchCore , Inc.
Attn: James Pakulis, CEO 26497 Rancho Parkway South Lake Forest, CA 92630 Email: jpakulis@searchcore.com

with a copy to:	The Lebrecht Group, APLC 406 W. South Jordan Parkway, Suite 160 South Jordan, UT 84095 Attn: Brian A. Lebrecht, Esq. Email: blebrecht@thelebrechtgroup.com

To SA:	Sports Asylum, Inc. Attn: Sabas Carrillo 453 South Spring Street, Suite 508 Los Angeles, CA 90013 Email: sabascarrillo@gmail.com

To Carrillo:	Sabas Carrillo 453 South Spring Street, Suite 508 Los Angeles, CA 90013 Email: sabascarrillo@gmail.com

To Pakulis:	James Pakulis
_____________________________
_____________________________

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3           Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4           Survival of Representations.  All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5           Incorporated by Reference.  All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6           Remedies Cumulative.  No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7           Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8           Finders’ and Related Fees.  Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9           Governing Law.  This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

7.10         Forum.  Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orang County, California.

7.11         Attorneys’ Fees.  Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12         Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.13         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.14         Potential Conflicts of Interest.  The Parties acknowledge that (a) Carrillo is a material vendor to SearchCore, providing accounting services directly to the officers and directors of SearchCore, and (b) Pakulis is an officer and director of SearchCore, and as such, there may exist a conflict of interest in the consummation of the transactions contemplated by this Agreement, which conflict has been disclosed to the SearchCore Board of Directors.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“SA”	“Shareholders”

Sports Asylum, Inc.,
a Nevada corporation

/s/ Sabas Carrillo	/s/ Sabas Carrillo
By: Sabas Carrillo	Sabas Carrillo, an individual
Its: President

/s/ James Pakulis
“SearchCore”	James Pakulis, an individual

SearchCore, Inc.,
a Nevada corporation

/s/ James Pakulis
By: James Pakulis
Its: President and Chief Executive Officer

/s/ Munjit Johal
By: Munjit Johal
Its: Chief Financial Officer

Schedules:	Exhibits:

SA and Shareholders Disclosures:

2.1.4 – Taxes
2.1.5 – Disputes and Litigation
2.1.6 – Compliance with Laws
2.1.7 – Guarantees
2.1.8 – Unaudited Financial Statements
2.1.9 – Insurance
2.1.10 – Assets
2.1.11 – Accounts Receivable
2.1.12 – Material Contracts
2.1.13 – Domain Names
A – Shares B – Cancellation Agreement C – Carrillo Note D – Pakulis Note

Exhibit A

Sports Asylum Shares

Name	Number of Shares of SA Stock	% of SA Stock

James Pakulis	7,500	75%

Sabas Carrillo	2,500	25%

Total	10,000	100%

Exhibit B

CANCELLATION AGREEMENT

This Cancellation Agreement (this “Agreement”) is entered into December 31, 2012 by and between SearchCore, Inc., a Nevada corporation (“SearchCore”), and Sports Asylum, Inc., a Nevada corporation (“SA”).

RECITALS

WHEREAS, SA is the obligated party under that certain Secured Promissory Note dated August 22, 2012, in the original principal amount up to $300,000 (the “Note”);

WHEREAS, the outstanding principal balance under the Note as of the date hereof is $285,000;

WHEREAS, this Agreement is entered into in conjunction with that certain Securities Purchase Agreement between SearchCore, SA, and the shareholders of SA (the “Purchase Agreement”).

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

1.           The Note, and all the obligations of SA thereunder, is hereby cancelled in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written hereinabove.

“SA”		“SearchCore”

Sports Asylum, Inc.,		SearchCore, Inc.,
a Nevada corporation		a Nevada corporation

	/s/ Sabas Carrillo		/s/ James Pakulis
By:	Sabas Carrillo	By:	James Pakulis
Its:	President	Its:	President and Chief Executive Officer

Exhibit C

Carrillo Note

Exhibit D

Pakulis Note